Filed pursuant to Rule 433
Registration No. 333-132201

Toyota Motor Credit Corp. "TMCC" Term Sheet

Dated April 13, 2006
Structure:1 Year MTN FRN
Pricing Date:April 13, 2006
Interest Accrual Date:April 18, 2006
Settlement Date (T+2):April 18, 2006
Maturity Date:April 19, 2007
Ratings:Aaa/AAA
Cusip:89233PYC4
Form of Note:Senior MTN

Bond Transaction Details

Principal Amount: $80,000,000
Pricing Benchmark:1M LIBOR
Reoffer Yield:1mL - 7.5bps
Reoffer Price:100.000%
Gross Underwriting Spread:0.010%
All-In Price to Issuer:99.990%
All-in Cost:1mL - 6.5bps
Net Proceeds:$79,992,000
Interest Reset:Monthly
Interest Pay Frequency:Monthly
First Payment Date:May 19, 2006
Interest Payment Dates:19th day of each month.
Final payment on April 19th, 2007
Day Count:Actual / 360
Day Count Convention:Modified Following, Adjusted
Payment Days for Payment and Reset:New York and London
Determination Date:2 London businesses days prior to pay date
Law:New York
Minimum Denominations:$1,000
Agent:Merrill Lynch
DTC Number:161



The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-500-5408